Exhibit 99.1

Cadence Financial Corporation Shareholders Approve Acquisition by Community Bancorp LLC

STARKVILLE, Miss.--(BUSINESS WIRE)--December 9, 2010--Cadence Financial Corporation (NASDAQ: CADE), the parent company of Cadence Bank, N.A., a bank holding company whose principal subsidiary is Cadence Bank, N.A., today announced that shareholders approved the acquisition of the Company by Community Bancorp LLC (“CBC”), a Delaware limited liability company. Under the agreement, shareholders will receive $2.50 in cash per Cadence common share. The acquisition will be accomplished through the merger of a newly formed subsidiary of CBC with and into Cadence, with Cadence as the surviving corporation. The transaction is expected to close in the first quarter of 2011.

“We are pleased that the acquisition by CBC was approved by 89% of Cadence’s voting shareholders,” said Lewis F. Mallory Jr., Chairman and Chief Executive Officer of Cadence. “We are also excited about the opportunity to join with CBC to continue our operations under the Cadence Bank name. We believe the capital injection by CBC provides a solid value for our shareholders, employees and customers, as well as local communities we serve.

“The acquisition by CBC will allow us to continue serving our communities with our existing employee team while having a strong financial partner to build our operations in the future. At Cadence Bank, we are committed to proactively providing financial solutions to our customers and resources to our communities in a personalized manner through knowledgeable and accountable banking professionals,” concluded Mallory.

The consummation of the transaction is subject to satisfaction or waiver of customary closing conditions.

About Cadence Financial Corporation

Cadence Financial Corporation is a $1.7 billion bank holding company providing full financial services, including banking, trust services, mortgage services and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

About Community Bancorp LLC

Community Bancorp LLC is a bank holding company, headquartered in Houston, Texas. CBC has raised equity capital commitments in excess of $900 million for the purpose of making investments in the U.S. banking sector, with a particular focus on community banks that are well positioned to benefit from the equity capital and industry expertise CBC can provide.

Community Bancorp LLC is led by:

Paul B. Murphy, Jr., Chief Executive Officer and President. Mr. Murphy was Chief Executive Officer and President of Amegy Bank of Texas, an $11 billion bank headquartered in Houston, Texas, until joining CBC. Mr. Murphy is a director of the Mississippi State University Foundation, Federal Reserve Bank of Dallas, Houston branch and Hines Real Estate Investment Trust.

William B. Harrison, Jr., Chairman. Mr. Harrison is the former Chairman and Chief Executive Officer of JPMorgan Chase where he retired as Chairman at year-end 2006. Previously he had held the position of Chief Executive Officer of Chase Manhattan Corporation from June 1, 1999 and presided over the mergers with J.P. Morgan in 2000 and Bank One in 2004. Mr. Harrison is a director of Merck & Co. and Cousins Properties.

Goldman Sachs served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to CBC. Keefe, Bruyette & Woods served as financial advisor and Jackson Walker L.L.P. served as legal advisor to Cadence.

Forward-Looking Statements:

This press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements, including as a result of factors outside CBC’s or Cadence’s control, such as economic and other conditions in the markets in which CBC and Cadence operate; inability to complete the transaction announced today; managements’ ability to effectively execute their respective business plans, including any changes in management or employees; regulatory enforcement actions to which Cadence is currently and may in the future be subject; changes in capital classification; changes in the economy affecting real estate values; inability to attract and retain deposits; changes in the level of non-performing assets and charge-offs; changes in the financial performance and/or condition of borrowers; inflation, interest rate, cost of funds, securities market and monetary fluctuations; changes in laws and regulations; and competition. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
Cadence Financial Corporation
Richard T. Haston, 662-324-4258